Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Mark Desky

(312) 604-5470

mdesky@iwprint.com

INNERWORKINGS, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE CORPORATE EDGE, INC.

Acquisition will provide enhanced opportunities with Fortune 500 companies and deepen domain expertise

Chicago, IL  November 27, 2007 - InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print solutions to corporate clients in the United States, announced today that it has signed a definitive agreement to acquire New York City-based Corporate Edge, Inc., a major national distributor of promotional products. The acquisition has been approved by both companies’ Board of Directors and is expected to close on November 30, 2007, following the satisfaction of customary closing conditions.

Ranked as an ASI Top 25 Distributor, Corporate Edge’s client roster includes more than 20 Fortune 500 companies with global brand awareness programs that incorporate promotional products. In 2006, Corporate Edge generated revenue of approximately $59 million. It has more than 145 employees, including 27 sales representatives.

“Promotional products is currently a large and important category for InnerWorkings, and this acquisition will make us a more powerful buyer in the marketplace,” said Eric D. Belcher, Chief Operating Officer at InnerWorkings. “Corporate Edge’s impressive list of marquee accounts represents a significant opportunity for us to offer an integrated solution that incorporates both printed materials and promotional products.”

“We have long-term client relationships in the promotional products industry,” said Scott Levy, Corporate Edge CEO, who along with Corporate Edge President Stuart Weisenfeld will continue to manage the operations of the business. “Our partnership with InnerWorkings creates significant new opportunities for us to strengthen and deepen those relationships by fulfilling our clients’ additional print needs.”

Since going public in August 2006, InnerWorkings has been aggressively expanding its geographic presence, deepening its domain expertise and expanding its sales force to complement its extensive and diverse supplier network.

“Corporate Edge is an important strategic acquisition as it will help us to further penetrate the second largest print market in the United States and enhance our leadership role as a full-service provider,” said Steven E. Zuccarini, Chief Executive Officer at InnerWorkings. “Together, InnerWorkings and Corporate Edge will more effectively offer the full spectrum of products and services that span the print solutions value chain.”

About InnerWorkings, Inc.
Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

About Corporate Edge, Inc.

New York City-based Corporate Edge, Inc. is a major national distributor of promotional products, which creates cutting-edge corporate business solutions for Fortune 500 clients. Corporate Edge offers an experienced team with creative expertise and tactical flexibility that delivers quality branded merchandise on time and on budget. For more information on Corporate Edge, visit: www.thecorporateedge.com.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we filed with the SEC. This release also contains forward-looking statements that involve risks and uncertainties relating to whether and when the acquisition of Corporate Edge will be consummated. The closing of the acquisition and the closing date are subject to the satisfaction of the agreed upon closing conditions specified in the definitive agreement. The failure to satisfy the closing conditions could result in a failure of or delay in closing the acquisition.

(inwk-g)